Exhibit 99.1

Press release

Date:	September 28, 2011

From:	MutualFirst Financial, Inc.

Publication:	Immediately

Contact:	Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945

MutualFirst Announces the Repurchase of its
Outstanding TARP Warrant from the U.S. Treasury

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF) (the “Company”), the holding company of MutualBank (the “Bank”), announced today that it has completed the repurchase of a warrant held by the United States Department of the Treasury.  The 10-year warrant was issued in December 2008, as part of the Company’s participation in the Treasury’s Capital Purchase Program (a part of the Troubled Asset Relief Program or TARP), and entitled the Treasury to purchase 625,135 shares of MutualFirst Financial, Inc. common stock at an exercise price of $7.77 per share.

The warrant was repurchased by the Company pursuant to a letter agreement between the Treasury and the Company for a total repurchase price of $900,194, or $1.44 per warrant share.  The repurchase price was based on the fair market value of the warrant as agreed upon by the Company and the Treasury.

MutualFirst Financial President and CEO David W. Heeter said, “The repurchase of the warrant ends our participation in Treasury’s TARP Capital Purchase Program.  Buying back the warrant at this agreed-upon price underscores our commitment to increasing long-term value for our stockholders.  The capital position of the Company continues to be strong, exceeding the “well capitalized” thresholds established by regulators.”

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-two full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.